[English Translation]

CONTRACT FOR THE PROVISION OF SERVICES

(“the Contract”)

concluded on 03.11.2008, by and between

SUNSET SUITS S.A., with its registered office in Poznań, ul. Garbary 57, entered in the Register of Businesses maintained by the District Court for Poznań-Nowe Miasto, 8th Business Department of the National Court Register with the reference number KRS 0000265620, having a tax identification number NIP 788-143-92-58, with share capital of PLN 83,120,000, represented, for the purposes of signing this Contract, by:
Mirosław Kranik – Chairman on the Management Board
(hereinafter referred to as “the Client” or the “Ordering Party”)

and
LST sp. z o.o., with its registered office in Sopot, ul. Grunwaldzka 45a, entered in the Register of Businesses maintained by the District Court for Gdańsk-Północ, 12th Business Department of the National Court Register with the reference number KRS 0000059742, having a tax identification number NIP 584-10-32-136, with share capital of PLN 56,000, represented, for the purposes of signing this Contract, by:
Karol Doerffer – Chairman of the Management Board
(hereinafter referred to as “the Contractor” or “LST”)

jointly referred to as “the Parties” or separately as “the Party”

1. Definitions

Whenever the terms listed below are capitalized, the Parties shall ascribe them the meaning specified in the following definitions:

Implementation Business Concept or IBC	Documentation specifying the detailed scope of the implementation and a general timetable of the work associated with the execution of the Contract
Phase	A separate part of the Project implementation
Consultants	LST’s employees or other persons seconded by LST to implement the Project
Client’s Project Manager	The employee representing the Client in the context of the Project, authorized to make and communicate decisions relating to the Project on behalf of the Client
LST’s Project Manager	The employee representing LST in the context of the Project, authorized to make and communicate decisions relating to the Project on behalf of LST
Software	The FuturERS software and the database software underlying the operation of the Integrated Shop Network Management System, for which the Client has purchased a license based on the Licence Agreement
Product Launching	Launching the Software as part of the Project and according to the functional scope adopted in the Contract
Project	Installation and implementation of the FuturERS system and support for and training of the Client’s employees
Contract	This Contract, including appendices
Remuneration	Amount representing LST’s remuneration for the execution of the Contract
Licence Agreement	Agreement concluded by the Client and LST for the use of the Software
Man-day	8 hours of work per Consultant during a working day

[English Translation]

2. General provisions

2.1.	The Parties declare that the subject matter of this contract consist of the Contractor’s implementing the Project for the benefit of the Client.

2.2.
The Client declares that he is aware of the fact that the implementation of the Project will require cooperation between the Client and the Contractor. The scope of such cooperation shall be specified in this Contract. The Client shall ensure the participation of his employees in work relating to the implementation of the project within the timeframe necessary for the realization of particular tasks, shall provide any information necessary to perform the implementation as indicated by the Contractor, shall ensure an appropriate technical infrastructure and shall make decisions within the scope and time enabling the Contractor to efficiently perform the implementation.

2.3
Based on this Contract and according to the terms and conditions specified therein, LST shall undertake to launch the Software at the Client, using the best of his knowledge and experience, and shall make every effort to ensure the best possible results are achieved for the Client.

3. Project implementation

3.1.
Project implementation shall be completed at the location indicated by the Client, unless the Parties agree otherwise during its completion. Depending on the nature of the work relating to the implementation of the Project, it may be performed at the Client’s premises or at its Management Board’s office, at the Contractor’s premises or in another place agreed by Project Managers.

3.2.	Project implementation shall consist of Phases specified in detail in Appendix A to the Contract. Appendix B shall specify the timetable of the work realized as part of the Project.

3.3	Project implementation shall consist of launching the Software within the scope necessary to ensure the efficient management of the network of shops for the Client, within the adopted IBC.

3.4
During the execution of the Contract, the Contractor may use third parties as its subcontractors. The Contractor is responsible for the subcontractors’ acts and omissions as it is for its own acts and omissions. The Client’s prior consent is needed for LST to use subcontractors. The Client’s consent must be given in writing, under the sanction of nullity.

3.5
The Services provided shall be settled on a current basis, based on the relevant Activity Reports to be signed by the Client’s Project Manager or another person authorised by him. The Activity Reports shall confirm the completion and scope of the works performed as part of the Project. Activity Reports signed by the Client shall form the basis for issuing invoices and the payments to be made by the Client.

[English Translation]

3.6.
If the Client refuses to sign an Activity Report, he is obliged to provide his reservations to the Contractor, in a written form, under the sanction of nullity, within 5 days of the Report being submitted for acceptance. Should the Client fail to present his reservations within this deadline, this shall be considered as the equivalent of acceptance of the Services having been duly performed by the Client.

3.7.
In the event of any reservations being expressed, the refusal of acceptance shall be submitted for consideration to the Project Management. Until such a case is settled, LST is entitled to discontinue providing Services and amend the Project timetable.

3.8
During the implementation of the Project, LST shall inform the Client on an on-going basis, in written form under the sanction of nullity, of any threats, difficulties or obstacles relating to the implementation of the Project, including the circumstances on the part of the Client. Such information shall be provided to the Client’s Project Manager.

3.9.
In order to ensure the effective management and supervision of Project works, the Parties shall appoint an organizational structure consisting of the Client’s and LST’s Project Managers and Implementation Teams.

3.10.
The Project shall be managed by the LST Project Manager, with the cooperation and assistance of the Client’s Project Manager. The Project Managers shall jointly determine the implementation timetable, within the scope provided for in the Contract.

3.11.
Piotr Domke shall be LST’s Project Manager and Andrzej Oćwieja shall be the Client’s Project Manager. Any replacement of LST’s Project Manager must be presented to the Client in writing, indicating the person replacing LST’s Project Manager. The Client has the right to present his opinion on the proposed change, which shall be taken into account provided that the change proposed will have a negative influence on the proper course of the Contract execution.

3.12.	Detailed scopes of the implementation tasks agreed during the terms of the Contract need to be approved by the Client’s Project Manager and LST’s Project Manager.

3.13.
The Contractor shall prepare and submit to the Client, the minutes of each meeting during which the detailed scope and procedure for performing the obligations of the Parties are determined. Such minutes shall be binding on both Parties, provided that they have been signed by both Parties. Should the Client refuse to sign the minutes, he may submit his protest within 10 working days of the receipt of such minutes by detailing the reasons for his refusal to sign. The Client’s protest should be prepared in writing under the sanction of nullity. In such case, the minutes in questions shall not be binding on the Parties until a joint position has been developed. Any delays in the execution of the Contract resulting from the Parties failing to develop such a joint position shall suspend the deadlines determined in Appendix B and other detailed timetables agreed by the Parties, until such time as a joint position has been agreed.

3.14
Should one of the Parties fail to perform or unduly perform its contractual obligations, thus preventing the other Party from performing its obligation, the latter Party may call the first Party to perform or duly perform its obligations, by determining the scope of activities and specifying the appropriate deadline, not shorter than 14 days. After this additional deadline, the Party may terminate the Contract without notice. Any statements shall be submitted in writing, and only such statement shall lead to the effects described in this clause. The said procedure does not apply to removing Software malfunctions and errors or Software or interface modifications. In such case, the relevant provisions of the Maintenance Service Agreement concluded by and between the Client and the Software Producer shall apply.

[English Translation]

4. Obligations of LST

4.1	LST shall execute the action plans and timetables relating to Project implementation adopted by the Parties in order to achieve the required quality and timeliness of the works performed.

4.2.
The Contractor shall be responsible for implementation of the Project, including for preparing detailed action plans and timetables aimed at executing the Contract, and for prioritizing and assigning tasks.

4.3.
LST’s Project Manager shall immediately inform the Client’s Project Manager, in writing, of any breaches of and threats to adopted plans and timetables which result or may result in the untimely execution of the Contract.

4.4.
The Contractor shall assign its appropriately qualified employees or collaborators to the execution of the Contract, ensuring their involvement to the extent necessary to complete the tasks assigned to them.

4.5.
LST shall make every effort to ensure the unchanged composition of the teams assigned to cooperate with the Client under the Contract, with the exception of circumstances beyond LST’s control, such as an employee’s death, chronic illness or termination of his/her employment contract. LST shall inform the Client, with appropriate notice, of any possible changes to the composition of the teams. The Contractor shall have the exclusive right to give instructions to its employees.

4.6.	LST shall ensure the timely completion of the work resulting from the Contract execution by its consultants, in particular of the tasks assigned to them by the Contractor’s Project Manager.

4.7.	LST shall be responsible for the content and technical quality of the consultations and documents provided to the Client during the execution of the Contract.

4.8.
LST shall be obliged to establish organizational structures and positions resulting from the Contract and to present written information to the Client on the structures established and persons appointed to such positions.

5. Obligations of the Client

5.1.
The Client shall be obliged to cooperate with the Contractor and to ensure that LST’s employees have access to any assistance available to the Client within the scope required to implement the Project.

5.2.
As part of the Project, the Client shall provide the Contractor with any information requested by the Contractor which is necessary for the correct implementation of the Project. The Client shall be responsible to LST for the content and technical quality of any documents and specifications prepared and submitted to the Contractor’s consultants by its employees or third parties engaged for this purpose.

5.3.
The Client shall be obliged to establish organizational structures and positions resulting from the Contract and to present LST with written information on the structures established and persons appointed to such positions.

5.4.
During the period of Contract execution, the Client shall ensure the cooperation of properly qualified employees or collaborators with the Contractor’s consultants, ensuring their involvement to the extent necessary for the completion of the tasks assigned to them, in particular:

•	Project Manager: half of his working time;

[English Translation]

•	members of Implementation Teams: at least half of their working time;

•	during consultations: everybody for the full length of their working time for the duration of the consultation.

5.5.
The Client shall undertake the preparations agreed by the Parties and will undertake any other actions requested by LST and relating to the technical servicing of the Software installed, according to the instructions provided by LST and the Software producer.

5.6
The Client shall be obliged to provide a proper operating environment for the Software, in accordance with the producer’s recommendations. The Client shall organize and ensure, within the deadlines determined by LST, technical infrastructure for the implementation of the Project:

•	a properly functioning environment for the Software;

•	a properly functioning network environment, including uniform office and system tools applications, in accordance with the project standards;

•	administration of the operating environment in which the Software will be run;

•	an environment enabling LST to connect the Client’s installations with LST’s maintenance services system.

During the implementation of the Project, the Client shall ensure that the environment is accessible to the Contractor's consultants.

5.7.
The Client’s Project Manager shall be responsible for maintaining contacts with LST and for the timely provision of any information necessary for the implementation of the Project to the Contractor. The Client's Project Manager shall be entitled to make decisions on behalf of the Client regarding the installation or implementation of the Software.

5.8.
The Client shall make any decisions relating to the Project within the deadlines enabling the Project to be implemented efficiently, in accordance with the timetable determined and approved during Phase I by the Project Managers of both Parties.

5.9.
The Client shall be responsible for the content and technical quality of the information, documents and specification prepared and submitted to LST or to the Contractor’s consultants by his employees or third parties engaged for this purpose.

6. Acceptance of work

6.1.
Particular Phases shall be subject to an Acceptance procedure. The Acceptance procedure consists of preparing a written document (acceptance protocol), in two copies, one for each of the Parties, in accordance with the rules specified below. Each of the copies should be signed by an authorized representatives of both Parties. Such document (acceptance protocol) is the sole evidence of the circumstances specified therein.

6.2.	After completing the works of a given Phase, LST will prepare, in writing under the sanction of nullity, a Notification of Readiness for Acceptance.

6.3.
The Client shall conduct the Acceptance procedure of a given Phase within 14 days of the Notification of Readiness for Acceptance. In the case of confirming that a given Phase has been duly completed, the Client shall sign a relevant acceptance protocol.  The date of receipt shall be the date of the Client’s signing a relevant acceptance protocol. In the case of a refusal to sign the acceptance protocol, the Client shall provide LST with a written justification for refusal. In such event, the Contractor undertakes to make every effort to immediately, and not later than within 14 days of the date of the written justification for refusal, to rectify any faults and cause the acceptance protocol to be signed. If actions undertaken by the Parties in this period prove ineffective, each of the Parties shall have the right to terminate the Contract, in accordance with the procedure specified in the Contract.

[English Translation]

6.4.	The Client may accept the works in part – for the part which has not been accepted, the provisions of the preceding clause shall apply.

6.5.
If, within 14 days referred to in clause 6.3., the Client does not sign a relevant Acceptance Protocol or does not present a written justification for refusing to accept, it shall be assumed that the Acceptance Procedure has been completed.

6.6.	The Acceptance of the last Phase shall always mean the Acceptance of the entire Project and termination of any work relating to the execution of the Contract.

6.7.
In the case of a delay in completion of the work resulting in a need to extend the deadline for the completion of a Phase for reasons for which the Client only is responsible, the deadline for the completion shall be extended by the time of the delay and the time necessary to restart work, however not longer than 14 days. The events and deadlines referred to above shall be included and specified in a protocol signed by the Project Managers of both Parties.

7. Change Management

7.1
In the event that any of the Parties expresses the intention to change the Project, a Party shall submit a written request for such a change to the other Party (“a Change Request”), including the justification for such change and detailed information, including further information which may be required by the other Party. Each of the Parties shall be obliged to consider a Change Request only in accordance with the procedure specified in this article.

7.2.	Until a Change Request is accepted, LST shall continue implementing the Project, unless otherwise agreed, regardless of the Change Request submitted.

7.3.	Should a Change Request be submitted by the Client, the following conditions shall apply:

•
as far as possible, after receiving a Change Request, LST shall submit to the Client a full written proposal relating to such a Change (“a Change Proposal”), specifying the required amendments to the Remuneration and the Timetable of Works;

•
The Client accepts that in order to prepare the Proposal, it may be necessary to redirect resources and thus accepts the possibility of a delay in the completion of the Project resulting from such actions. The Contractor shall not be responsible for such a delay and shall have the right to extend the period during which he is supposed to fulfil his obligations.

•	Within five working days of receiving the Change Proposal, or within another period agreed by the Parties in writing, the Client shall notify LST in writing of its decision with regards to:

o	accepting the Proposal, in which case an annex shall be attached to the Implementation Business Concept and to the Timetable and Payment Schedule in order to reflect the Changes; or

o	withdrawing its Change Request, including justification, in which case the Business Concept and Timetable remain effective in an unchanged form.

7.4	Should a Change Request be submitted by the Contractor, the following conditions shall apply:

[English Translation]

•
LST shall submit to the Client a full written proposal relating to such Change (“a Change Proposal”), specifying the required amendments to the Remuneration, any specifications, required human resources and any other aspects of the Project implementation.

•	Within five working days of receiving the Change Proposal, or within another period agreed by the Parties in writing, the Client shall notify LST in writing of his decision with regards to:

o	accepting the Proposal, in which case an annex shall be attached to the Implementation Business Concept and to the Timetable and Payment Schedule in order to reflect Changes; or

o	rejecting a Change Request, including the justification, in which case the Business Concept and Timetable remain effective in an unchanged form.

8. Prices and Payments

8.1.
The Planned Project Budget is PLN 119,000 net, being the equivalent of 70 Man-days, with LST’s remuneration for one Man-day of work per LTS consultant amounting to PLN 1,700 (one thousand seven hundred) net.

8.2.	An Analysis of the Business Processes of 10 Man-days (a net price of PLN 17,000) shall be performed based on a separate order.

8.3.	The estimated number of Man-days needed to provide Services, and thus the Planned Implementation Budget may vary after the Implementation Concept has been approved.

8.4.
The remuneration shall be paid as follows: 40% of the Planned Project Budget attributable to a given Phase within 7 days of its commencement. The remaining portion of the Planned Implementation Budget for a given Phase within 14 days after its completion.

8.5.
VAT shall be added to remuneration and costs, as applicable as at the date of issuing an invoice. Any amounts due to LST from the Client in respect of the Contract shall be paid based on the invoices issued. In the event of a failure to deliver an invoice within 3 days of its issuance, the payment deadlines shall be extended accordingly.

8.6.	The Client declares that he is a payer of VAT, NIP 788-143-92-58. The Client authorizes LST to issue its invoices without the Client's signature as recipient.

8.7.	If the Client fails to make a payment within the deadline, LST shall have the right to charge statutory penalty interest on overdue payment.

8.8.
If the Client fails to pay within 21 days of receiving a payment demand from LST, LST may, in addition to charging penalty interest, suspend fulfilling its own obligations to the Client, and may also terminate this Contract.

9. Copyright

9.1.
If, in the course of performing work under this Contract, creative work within the meaning of copyright law is prepared, LST shall grant the Client, together with the acceptance of the Service, a perpetual, free of charge and irrevocable license to use the creative work on any media on which the Client may use the Software.

9.2.
The use of a creative work referred to in clause 1 may not go beyond the scope of the Client’s right to use the Software as specified in the Licence Agreement, and in particular, except in the cases specified in the License Agreement, the Client shall not have the right to reproduce or give access to the creative work to third parties, in whole or in part, or to develop similar creative work using the Software as a blueprint, or to take any other actions which infringe the copyright of FuturERS. The limitations to the use of Software mentioned above do not infringe the right of use allowed by Art. 75, clauses 2 and 3 of the Copyright Law.

[English Translation]

10. Duty of secrecy

10.1.
The Parties shall be obliged not to disclose to third parties any information obtained from the other Party in connection with the conclusion or execution of the Contract, unless the Party disclosing such information obtains the explicit, written consent for such a disclosure. This obligation does not extend to disclosure of information, to the extent required, to subcontractors or advisors of the Parties. The Party disclosing information to them is, however, obliged to impose the duty of secrecy on such a contractor or advisor, in accordance with this Art. 10.

10.2.	The duty referred to in Art. 10.1 shall continue to bind the Parties after the expiry or termination of the Contract.

10.3
Information referred to in Art. 10.3 shall be protected irrespective of the form of their disclosure (written documents, charts, designs). The following shall be excluded by the Parties from the information referred to above:

•
information obtained by a Party before the Contract has been concluded, with the exception of information which the Party obtained during or in connection with negotiations conducted by the Parties with a view to concluding the Contract;

•	publicly available information.

10.4.	The protection of information referred to in Art. 10.1 shall not apply to the duty to disclose it in cases required under unconditionally binding legislation.

10.5.
Any materials provided by the Parties shall not be made available to unauthorized third parties. The Parties undertake to advise all its employees engaged in the Project work of the duty of secrecy. The Parties undertake to advise their employees of the Parties’ copyright relating to the execution of this Contract.

11. Liability

11.1.
Except if provided for by the unconditionally binding legislations, LST’s liability for damages, irrespective of the legal basis of a claim (i.e. resulting from both the failure to perform or the undue performance of its obligations and from tort) shall be determined in accordance with the provisions of this article.

11.2
LST shall be liable solely for the damages actually suffered by the Client (damnum emergence), excluding any liability for lost profits (lucrum cessans). The total liability of the Contractor in connection with the conclusion and execution of this Contract may not exceed the amount specified in Art. 8.1 of the Contract.

11.3
The Contractor shall have the right to present charges against the Client relating to the Client’s contributing to the damage. In the event of a delay in the delivery of services for reasons on the part of the Client, and in particular in the case of insufficient cooperation, the deadlines for delivery of services or products shall be extended by the duration of any obstacles and the time needed to restart the provision of services or delivering products.

[English Translation]

12. Duration and termination of the Contract

12.1.	The Contract comes into force on the date of its signature and is concluded for the period necessary for the Parties to fulfil their obligations resulting from the Contract.

12.2.
Except for the cases described in detail in other provisions of the Contract, the Contract may be terminated without notice by any of the Parties for important reasons, consisting in a material breach of contractual terms, having fulfilled the condition referred to in Art. 11.3

12.3.
Should one of the Parties breach the provisions of the Contract, the other Party shall have the right to call that Party to comply with the provisions of the Contract and to remedy any consequences of the breach, and shall specify an appropriate deadline for such remedy, not shorter than 7 days.

12.4.	A declaration of a Party’s will to terminate the Contract should be made in writing, under the sanction of nullity, and sent to the other Party by registered mail.

12.5.
In the case of terminating the Contract in accordance with its provisions, LST is entitled to remuneration for the works accepted in full amount, and for work already performed but not yet accepted by the date of terminating the Contract, in proportion to the stage of completion of a given Phase.

13. Final provisions

13.1.
Any correspondence between the Parties shall be sent to their addresses indicated in the paragraph identifying the parties to this Contract. Any changes to a Party's address shall be notified to the other Party in writing, under the sanction of any statements delivered to the prior address being considered as delivered.

13.2.	None of the Parties shall be responsible for the non-performance or undue performance of its contractual obligations if such non-performance or undue performance was the result of Force Majeure.

•
For the purposes of this Contract, “Force Majeure” shall mean an event which cannot be predicted, that occurred after the Contract was signed by both Parties, is outside the control of a Party and prevents this Party from reasonably performing its obligation, and excludes guilt or lack of due diligence on behalf of the Party. Such events may include, in particular, wars, revolutions, fires, floods, epidemics, embargoes, general strikes announced in the relevant industries and official decisions of the government and public administration.

•
If a Party’s inability to fulfil its obligation, resulting from Force Majeure, materially affects the other Party’s ability to fulfil its obligations under the Contract, the other Party shall also be free from any responsibility for the non-performance of its obligations. The Party which notifies of the occurrence of Force Majeure shall not be liable to the other Party for an losses or damages suffered by the other Party, from the date of such notification.

13.3.
Neither of the Parties has the right to transfer, in full or in part, the rights obtained under this Contract to any third parties, without the consent of the other Party, expressed in writing under the sanction of nullity.

13.4.
In the case of a discrepancy between the provisions of the Contract and the provisions of the appendices, the contractual provisions shall prevail. Any amendments to this Contract must be made with the consent of the Parties and in writing, under the sanction of nullity.

[English Translation]

13.5.	This Contract has been prepared in two identical copies, one for each of the Parties.

LST	Client

[English Translation]

APPENDIX A

Table of Phases and the results of each Phase

No.	Project Phase	Results of the Phase
1.	Phase 1: Pre-implementation Analysis and Business Concept	• Implementation Teams have been appointed • Business Concept of the Solution part 1 has been developed • A detailed timetable of work has been developed
2.	Phase 2
•     System prototype, customized to the Contractor’s specific requirements (Head Office)
•     System prototype, customized to the Contractor’s specific requirements (Shop)
•     Installation trainers in the shops have been trained
•     Business Concept of the Solution part 2 has been developed
•     The structure of database of goods for resale from LSI for importing has been determined
•     The employees have been trained in the installation of workstations in the Head Office
•     Analysis of warehousing processes
•     The system has been installed in the central warehouse
•     The interface for importing the database of goods for resale from LSI Dystrybucja to FuturERS is ready

3	Phase 3
•     Warehouse employees has been trained in warehouse management in FuturERS
•     The system in the central warehouse has been launched
•     Shop leaders/managers (shop trainers) have been trained
•     Two pilot shops have been opened
•     System users in the Head Office have been trained in:
•                Price management
•                Basic statistics
•                Stockcount
•                Orders

4	Phase 4
•     Interface for Crystal Reports has been prepared
•     Interface to SAP Business One is ready (Definition of documents interfaced from FuturERS to SAP BO, Preparing data in the format specified by the client, LST, proposal for solving any differences between the data in FuturERS and SAP BO resulting from different bases for determining carrying values in both systems)
•      System users in the Head Office has been trained in:
•                Allocation
•                Supplements
•                Advanced tools for interdepartmental movements
•                Expanded statistics

5	Phase 5	• System users in the Head Office have been trained in: • Budget Planning

[English Translation]

Key deliverables subject to acceptance

No.	Project Phase	Implementation deliverable	Form of deliverable
1.	Phase 1	Business Concept part 1	Document
2.	Phase 2	System prototype, interfaces LSI-Futura ready, trainings for IT department conducted	Acceptance protocols
3.	Phase 3	Training conducted for the Warehouse, shops, IT department, 2 pilot shops open, software is successively installed in the shops by the Client, successive launches Business Analysis part 2	Acceptance protocols, Document
4.	Phase 4	Training conducted, productive work in the system has started (after the software has been installed for everybody) Interface FuturERS – Crystal Reports Interface FuturERS – Business One	Acceptance protocols, Document
5.	Phase 5	Training conducted	Acceptance protocols

Appendix B

Framework Implementation Timetable

Phase	Number of man-days of LST’s work	Starting date	End date
Phase 1 (based on a separate order)	10	2008-10	2008-11
Phase 2	25	2008-11	2009-01
Phase 3	15	2009-01	2009-04
Phase 4	20	2009-05	2009-07
Phase 5	10	2009-08	2009-09

[English Translation]

“Fashion Service” Spółka z ograniczoną odpowiedzialnością (limited liability company) with its registered office in Poznań, ul. Garbary 57, 61-758 Poznań, entered in the Register of Businesses of the National Court Register maintained by the District Court for Poznań-Nowe Miasto, 8th Business Department with the reference number KRS 0000294354, tax identification number NIP 7781450551, share capital of PLN X,001,000.00

[Company stamp]	Poznań, 1 February 2008

EMPLOYMENT CONTRACT FOR UNSPECIFIED PERIOD

concluded on 1 February 2008 in Poznań, between “Fashion Services” Sp. z o.o. with its registered office in Poznań, ul. Garbary 57, represented by Renata Marchwicka, Plenipotentiary, hereinafter referred to as “the Employer”,
and
Mirosław Kranik, domiciled in Poznań, ul. Garbary 57/1, holder of identity card no. ANY 356467, issued by the President of Poznań, personal identification number PESEL 54052510257, tax identification number NIP 778-004-14-54, hereinafter referred to as “the Employee”, whose content is as follows:

item 1

The Employer shall employ the Employee for an unspecified period starting from 01.02.2008 in the position of the President, on a full time basis.
item 2

In the course of performing his work, the Employee’s duties shall include in particular managing the enterprise of the company “Fashion Services” Sp. z o.o. with its registered office in Poznań.

item 3

The Employee shall perform his work in Krzyżanów, 63-100 Śrem.

item 4

1.	For the duration of his employment, the Employee shall receive remuneration for the work performed, as follows:
a)	basic salary – of PLN 29,600 (in words: twenty-nine thousand six hundred Polish zloty 00/100) monthly, gross, payable by the 10th day of a calendar month following the month worked.
b)	additional benefits in the amount and according to the rules specified in the labour law regulations applicable to the Employer (Remuneration Rules)

item 5

Each of the parties declares that has familiarized itself with the contents of this contract and has accepted it for execution, and has received one copy each of the contract.

[signature: Renata Marchwicka]	[signature: illegible]
(signature of the Employer or its	(date and signature of the employee)
representative authorized to issue
statements on behalf of the Employer)